EXHIBIT 14

  Statement of Policy and Procedures with respect to Related Party Transactions

A.    Introduction.

            ICTS INTERNATIONAL N.V. (the "Company") recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. The Company has adopted a Code of Business Conduct and Ethics (the "Code") to address the ethical handling of actual and apparent conflicts of interest between personal and professional relationships. Nevertheless, the Company recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, consistent with this Code, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Party Transactions to ensure that such transactions are reviewed and disclosed in accordance with the Code and applicable laws, rules and regulations.

            This Code has been approved by the Audit Committee (the "Audit Committee") of the Company's Board of Directors. The Audit Committee will review and may amend this policy from time to time.

B.    Definitions.

            In addition to terms defined elsewhere in this Code, the following terms shall have the meanings assigned to them herein, unless the context otherwise dictates:

            An "Immediate Family Member" refers to any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Senior Officer, director, director nominee or Shareholder and any person (other than a tenant or employee) sharing the household of such Senior Officer, director, director nominee or Shareholder.

            A "Related Party Transaction" is a transaction or a series of transactions in which the Company and any Related Party was, is or will be a participant in which a Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act of 1934 (the "Exchange Act")), other than transactions involving less than $50,000 when aggregated with all similar transactions.

            A "Related Party" is:

      1. a "Senior Officer", which includes any executive officers, any other employee required to file reports under Section 16 of the Exchange Act, any Management Team member, and any director or director nominee of the Company;

      2. a person known to be the beneficial owner of more than 5% of any class of the Company's securities (a "Shareholder");

      3. a person who is an Immediate Family Member of a Senior Officer, director, director nominee or Shareholder; or


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      4.    an entity in which any person listed in 1, 2 or 3 above is employed, is a partner or principal or in a similar position, or in which such person beneficially owns 5% or more.

      5. or any party defined as an affiliate under the Exchange Act or the Securities Act of 1933 as amended (the "Act"). C. Advance Approval Procedures for Related Party Transactions.

            It is the policy of the Company that all Related Party Transactions be approved in advance of the consummation or material amendment of the transaction. Related Party Transactions that are identified as such prior to the consummation thereof or material amendment thereto shall be consummated or amended after the following steps are taken:

            1. The Code requires full written disclosure of the surrounding circumstances relating to conflicts of interest. Prior to entering into a Related Party Transactions, the Related Party, the Senior Officer, director or director nominee or Shareholder who is an Immediate Family Member of the Related Party or the business unit leader responsible for the potential Related Party Transaction (each a "Proponent"), shall provide notice to the General Counsel of the applicable facts and circumstances of the Related Party Transaction, including but not limited to:

                  o the Related Party's relationship to the Company and interest in the transaction;

                  o the material facts of the proposed Related Party Transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved and the other terms of the indebtedness;

                  o the benefits to the Company of the proposed Related Party Transaction;

                  o if applicable, the availability of other sources of comparable products or services and the prices or costs of those other products and services;

                  o an assessment of whether the proposed Related Party Transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

                  o in the event the Related Party is a director, an Immediate Family Member of a director or an entity in which a director is a partner, shareholder or employee, the impact of the transaction on the director's independence (any such facts, the "Relevant Factors").

            In the event that the Proponent is someone other than the business unit leader responsible for the proposed Related Party Transaction, input from such business unit leader regarding the Relevant Factors shall be obtained.

            2. The proposed Related Party Transaction will be submitted to the Audit Committee for review at its next regularly scheduled meeting or, in those instances in which the General Counsel determines that it is not practicable or desirable for the Company to wait until the next scheduled meeting, to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).


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            3. The Audit Committee  shall consider the Relevant  Factors and any other factors it deems appropriate. If a member of the Audit Committee is the Related Party or an Immediate Family Member of such member is the Related Party, then such member shall not participate in the evaluation, consideration or approval of the Related Party Transaction in which the member or the member's Immediate Family Member is the Related Party.

            4. The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.

            5. To the extent that the transaction involves compensation, the transaction shall also be submitted to the Compensation Committee of the Company's Board of Directors. If a member of the Compensation Committee is the Related Party or an Immediate Family Member of such member is the Related Party, then such member shall not participate in the approval of the compensation.

D.    Ratification Procedures.

            In the event the General Counsel or any other Senior Officer becomes aware of any pending or ongoing Related Party Transactions that were not previously approved or previously ratified under this policy, it will be submitted promptly to the Audit Committee or the Chair of the Audit Committee, and such committee or Chair, as the case may be will consider all of the Relevant Factors and such other factors as it or he deems appropriate. Based on the conclusions reached, the Audit Committee shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Party Transaction.

E.    Disclosure.

            Related Party Transactions shall be disclosed in the Company's applicable filings as required by the Securities Act of 1933 and the Exchange Act and related rules and regulation, the Code and applicable rules of the New York Stock Exchange. All Related Party Transactions that have been approved or ratified by the Audit Committee in accordance with Sections C and D above shall be disclosed to the Supervisory Board of the Company.

As adopted by the Audit Committee on January 9, 2007.